Exhibit I

                                                          RESULTS OF OPERATIONS
                                           FIRST QUARTER ENDED JANUARY 31, 2001


HACKENSACK, NJ, March 1, 2001 - First Real Estate Investment Trust announced its operating results for the first quarter ended January 31, 2001.

Net Income for the first quarter ended January 31, 2001 increased 16.9% to $1,117,000 ($.72 per share) on revenues of $4,818,000. This compares to Net Income of $955,000 ($.61 per share) on revenues of $4,138,000 for the comparable prior year's quarter. Funds From Operations ("FFO") for the current year's quarter increased 19.3% to $1,526,000 ($.98 per share) compared to $1,279,000 ($.82 per share) for the prior year's quarter.

The following impacted Net Income:

o Real Estate Operations: Net earnings (before debt service) from real estate operations increased 19.5% over the prior year's first quarter. The Olney Town Center (Olney, MD) acquired on March 29, 2000 and not included in operations until the second quarter of last year, accounted for 14.7% of this first quarter increase.

o Administrative expenses declined 29% reflecting lower legal fees and other expenses.

Grand Union Bankruptcy: As previously reported, the Trust has two Grand Union supermarkets, one at Franklin Crossing (Franklin Lakes, NJ), and one at Westwood Plaza (Westwood, NJ). The leases for these supermarkets are about to be acquired from Grand Union by C&S Wholesaler Inc. ("C&S"). C&S will then sell the leases to The Stop & Shop Supermarket Company ("Stop & Shop"). Stop & Shop operates 274 superstores and supermarkets in Connecticut, Massachusetts, New Jersey, New York, and Rhode Island. Stop & Shop has notified the Trust that the Franklin Crossing supermarket will be converted to, and operated as a Stop & Shop. As of this date, the Trust has received no notification as to Stop & Shop's intentions with the lease at the Westwood Plaza Shopping Center.

For the quarter ended January 31, 2001, the Trust declared a dividend of $.60 per share payable on March 16, 2001 to Shareholders of record on March 2, 2001. This compares to a $.50 per share dividend paid for the quarter ended January 31, 2000.

   The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust's filings with the SEC including the Trust's most recent filed report on Form 10-K and Form 10-Q.


                                     (Over)

                        FIRST REAL ESTATE INVESMENT TRUST
                                  of New Jersey

                           Summary Balance Sheet Data
                                 (in thousands)



                                                           January 31,
                                                      2001              2000
                                                      ----              ----

Real Estate Properties, Net Of Depreciation        $ 77,044          $ 61,641
Construction In Progress                                618             1,552
Cash & Cash Items                                     2,258               772
Marketable Securities - Bonds                         9,506            14,314
Equity In Affiliate                                    (386)             (342)
Mortgage Notes Payable                               70,004            59,877
Shareholder's Equity                                 21,382            20,556
Shares Outstanding                                    1,560             1,560


                          Summary Statements of Income
                                       and
                              Funds From Operations
               (in thousands of dollars, except Per Share amounts)


                                                           January 31,
                                                     2001               2000
                                                     ----               ----

Revenues:
Rental Income                                      $ 3,869            $ 3,334
Reimbursements                                         656                476
Interest Income                                        218                254
Equity In Earnings Of Affiliate                         30                 24
Other                                                   45                 50
                                                   -------            -------
             Total Revenue                           4,818              4,138
                                                   -------            -------

Expenses:
Operating Expenses & Management Fees                 1,113                973
Real Estate Taxes                                      579                511
Financing Costs                                      1,378              1,150
General & Administrative                                83                117
Depreciation                                           548                432
                                                   -------            -------
             Total Expenses                          3,701              3,183
                                                   -------            -------

             Net Income                            $ 1,117            $   955
                                                   =======            =======

             Net Income Per Share                  $  0.72            $  0.61
                                                   =======            =======

Funds From Operations:
Net Income                                         $ 1,117            $   955
Depreciation & Amortization                            580                455
Deferred Rents                                        (107)               (93)
Minority Interest                                       11
Capital Improvements - Apartments                     (100)               (60)
Other                                                   25                 22
                                                   -------            -------
             Funds From Operations                 $ 1,526            $ 1,279
                                                   =======            =======

             Funds From Operations Per Share       $  0.98            $  0.82
                                                   =======            =======




             First Real Estate Investment Trust is a publicly traded (over-the-counter - symbol FREVS) REIT organized in 1961. It has approximately $96 million (historical cost basis) of assets. Its portfolio of residential and retail properties extends from
                   Eastern L.I. to Maryland, with the largest
                      concentration in Northern New Jersey.


   For additional information contact Shareholder relations at (201) 488-6400.